Confidential Treatment Requested by HS Spinco, Inc.

Pursuant to 17 C.F.R. Section 200.83

EXHIBIT 10.1

EMPLOYEE MATTERS AGREEMENT

BY AND BETWEEN

HENRY SCHEIN, INC.,

HS SPINCO,

AND

DIRECT VET MARKETING, INC.

DATED AS OF APRIL 20, 2018

Confidential Treatment Requested by HS Spinco, Inc.

Pursuant to 17 C.F.R. Section 200.83

i

Confidential Treatment Requested by HS Spinco, Inc.

Pursuant to 17 C.F.R. Section 200.83

Section 7.8	Severability	21
Section 7.9	Governing Law, Consent to Jurisdiction and Waiver of Right to Jury Trial	21
Section 7.10	Performance	21
Section 7.11	Termination	21
Section 7.12	Headings	21
Section 7.13	Assignment	21
Section 7.14	280G Waivers and Consent	22
Section 7.15	Survival and Indemnification	22

ii

Confidential Treatment Requested by HS Spinco, Inc.

Pursuant to 17 C.F.R. Section 200.83

EMPLOYEE MATTERS AGREEMENT

This EMPLOYEE MATTERS AGREEMENT, made and entered into effective as of April 20, 2018 (this “Agreement”), is by and between Henry Schein, Inc., a Delaware corporation (“Harbor”), HS Spinco, Inc., a Delaware corporation and wholly owned subsidiary of Harbor (“Spinco”), and Direct Vet Marketing, Inc. (“Voyager”). Harbor, Spinco and Voyager are also referred to in this Agreement individually as a “Party” and collectively as the “Parties.” Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Agreement and Plan of Merger, by and among Harbor, Spinco, HS Merger Sub, Inc., a Delaware corporation and a direct, wholly-owned subsidiary of Spinco (“Merger Sub”), Voyager, and Shareholder Representative Services LLC, of even date herewith (as such agreement may be amended from time to time, the “Merger Agreement”). Terms capitalized but not defined in this Agreement shall have the meaning set forth in the Merger Agreement.

RECITALS

WHEREAS, Harbor has determined that it would be appropriate, desirable and in the best interests of Harbor and the stockholders of Harbor to separate the Spinco Business from Harbor;

WHEREAS, the Distribution Agreement and the Merger Agreement provide for the execution and delivery of certain other agreements, including this Agreement, in order to facilitate and provide for the separation of Spinco and its subsidiaries from Harbor;

WHEREAS, pursuant to the Merger Agreement at the Effective Time, Merger Sub will merge with and into Voyager, with Voyager surviving the Merger as a direct, wholly-owned subsidiary of Spinco; and

WHEREAS, in order to ensure an orderly transition under the Distribution Agreement and Merger Agreement, it will be necessary for the Parties to allocate between them certain assets and liabilities with respect to certain employee compensation and benefit plans and programs, and to address certain other employment matters related to the transactions contemplated by the Distribution Agreement and the Merger Agreement, and they have chosen to do so in this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the covenants and agreements set forth below and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties hereby agree as follows:

Confidential Treatment Requested by HS Spinco, Inc.

Pursuant to 17 C.F.R. Section 200.83

ARTICLE I

DEFINITIONS

Section 1.1 Definitions. As used in this Agreement, the following terms shall have the meanings set forth in this Section 1.1:

“Adjustment Ratio” means the quotient obtained by dividing the Spinco Stock Value by the Harbor Stock Value.

“Agreement” means this Employee Matters Agreement, together with all Schedules hereto and all amendments, modifications, and changes hereto entered into pursuant to Section 7.4.

“Benefit Plan” means each “employee benefit plan” (as defined in Section 3(3) of ERISA), and all other employee compensation, benefit, pension, profit-sharing, savings, deferred compensation, bonus, incentive compensation, commission, stock ownership, stock option, stock appreciation right, stock purchase, phantom stock, restricted stock, restricted stock unit or other equity compensation, performance, retirement, thrift, savings, employee loan, stock bonus, excess benefits, supplemental unemployment, paid time off, vacation, perquisite, tuition reimbursement, outplacement, sick leave, workers’ compensation, cafeteria, disability, death benefit, severance, retention, termination, redundancy, change in control, health and welfare (including post-retirement health and life insurance), accidental death and disability insurance, pre-tax premium conversion benefits, dependent care assistance programs, employee assistance programs, flexible spending and fringe benefit plans, policies, programs, contracts, agreements and arrangements, whether or not subject to ERISA, written or unwritten, insured or self-insured, domestic or foreign; provided, however, the term “Benefit Plan” does not include (i) any plan, program or arrangement sponsored, maintained or administered by a Governmental Authority or (ii) any multiemployer pension plan, multiemployer health and welfare plan or other plan maintained by a joint board of union and employer appointed trustees and to which employers are required to contribute for the benefit of union employees as part of a collective bargaining agreement.

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as codified at Section 601 et seq. of ERISA and at Section 4980B of the Code, and any similar state or local Law.

“Combined Company Benefit Plan” means any Benefit Plan sponsored, maintained or contributed to by Spinco or any of its Subsidiaries or which the Board of Directors of Spinco or its designee following the Distribution affirmatively establishes or designates as a Benefit Plan in which Spinco Group Employees and/or Voyager Employees shall participate (which, for avoidance of doubt, may be a Spinco Dedicated Benefit Plan, a Voyager Benefit Plan or a newly established Benefit Plan) or in which, following the Distribution, Spinco Group Employees and/or Voyager Employees shall participate by operation of law.

“Combined Company Welfare Plan” means any Combined Company Benefit Plan that is a Welfare Plan.

“Disabled Employee” has the meaning set forth in Section 2.1(b).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“Exchange” shall mean a stock exchange located in the United States to be mutually agreed upon by the Parties in accordance with the Merger Agreement.

“FICA” has the meaning set forth in Section 2.1(c).

Confidential Treatment Requested by HS Spinco, Inc.

Pursuant to 17 C.F.R. Section 200.83

“FUTA” has the meaning set forth in Section 2.1(c).

“Harbor” has the meaning set forth in the preamble to this Agreement.

“Harbor 401(k) Plan” means the Henry Schein, Inc. 401(k) Savings Plan, as amended from time to time.

“Harbor Benefit Plan” means any Benefit Plan sponsored, maintained or contributed, or required to be contributed to, by a Harbor Entity on or immediately prior to the Distribution that is not a Spinco Dedicated Benefit Plan.

“Harbor Former Employee” means an employee of any of the Harbor Entities at any time prior to the Distribution whose employment with the applicable Harbor Entity terminates before the Distribution (and who is not actively employed by any of the Spinco Entities as of the Distribution), and who has not provided services primarily to the Spinco Business while employed.

“Harbor Nonqualified Plans” means the deferred compensation plans (other than the Harbor 401(k) Plan) sponsored, maintained or contributed to by the Harbor Entities as of the Distribution, including without limitation the Harbor, Inc. Supplemental Executive Retirement Plan and the Harbor, Inc. Deferred Compensation Plan.

“Harbor Performance Restricted Stock” means a share of Harbor Common Stock granted pursuant to the 2013 Plan that, as of immediately prior to the Effective Time, is subject to forfeiture, the vesting of which is based on continued service and the satisfaction of performance goals.

“Harbor PSU Award” means an award issued under the 2013 Plan representing a general unsecured promise by Harbor to deliver to a participant shares of Harbor Common Stock, the vesting of which is based on continued service and the satisfaction of performance goals.

“Harbor Restricted Stock” means a share of Harbor Common Stock granted pursuant to the 2013 Plan that, as of immediately prior to the Effective Time, is subject to forfeiture, the vesting of which is based on continued service.

“Harbor Retained Employees” has the meaning set forth in Section 2.1(a).

“Harbor RSU Award” means an award issued under the 2013 Plan representing a general unsecured promise by Harbor to deliver to a participant shares of Harbor Common Stock, the vesting of which is based on continued service.

“Harbor Stock Value” means the average volume-weighted average price per share of Harbor Common Stock on the Nasdaq based upon all trades on Nasdaq in shares of Harbor Common Stock during the primary trading session on Nasdaq beginning at 9:30 a.m., New York City time (or such other time as is the official open of trading on the Exchange) and ending at 4:00 p.m., New York City time (or such other time as is the official close of trading on the Exchange) for the twenty (20) Trading Days prior to the Effective Time, as listed on Nasdaq.

Confidential Treatment Requested by HS Spinco, Inc.

Pursuant to 17 C.F.R. Section 200.83

“Harbor Transfer Employee” mean each employee of a Harbor Entity who is transferred to a Spinco Entity on or before the Distribution.

“Harbor Welfare Plan” means any Welfare Plan sponsored, maintained or contributed to by any one or more of the Harbor Entities on or immediately prior to the Distribution, that is not a Spinco Welfare Plan.

“HIPAA” means the Health Insurance Portability and Accountability Act of 1996, as amended, and the regulations promulgated thereunder.

“IRS” means the Internal Revenue Service.

“LTD” means long-term disability benefits.

“Nasdaq” means the NASDAQ Global Select Market.

“Parachute Payment Waiver” has the meaning set forth in Section 7.14(a).

“Party” or “Parties” has the meaning set forth in the preamble to this Agreement.

“Performance Calculation” means (i) if the Distribution Date occurs in 2018, the payout for the entire 2018 will be calculated based on actual performance through the end of the last calendar month immediately prior to the Distribution Date but adjusted up to the Distribution Date (with the targets being equitably prorated), (ii) if the Distribution Date occurs between January 1, 2019, and January 31, 2019, inclusive, the payout for the portion of 2019 occurring prior to the Distribution Date shall be deemed to be achieved at 95% of target, and the payout for the portion of 2019 occurring on or after the Distribution Date shall be based on actual performance compared to targets established by Spinco, and (iii) if the Distribution Date occurs on or after February 1, 2019, the payout for the portion of 2019 occurring prior to the Distribution Date shall be based on actual performance through the end of the last calendar month immediately prior to the Distribution Date but adjusted up to the Distribution Date (with the targets being equitably prorated), and the payout for the portion of 2019 shall be based on actual performance compared to targets established by Spinco.

“Spinco” has the meaning set forth in the preamble to this Agreement.

“Spinco 401(k) Plan” has the meaning set forth in Section 5.1(b).

“Spinco Dedicated Benefit Plan” means any Benefit Plan (i) sponsored, maintained or contributed to by a Harbor or any of its Subsidiaries (including Spinco or any of the Spinco Subsidiaries) or to which Harbor or any of its Subsidiaries (including Spinco) is a party and (ii) in which any Spinco Group Employee, Spinco Former Employee (or their beneficiaries) of Spinco who is a participant following the Distribution, including without limitation, any Benefit Plan sponsored, maintained, or contributed to by a Spinco Entity on or prior to the Distribution.

“Spinco Entities” means Spinco and each of the Spinco Subsidiaries, including, following the Distribution, the Surviving Corporation.

Confidential Treatment Requested by HS Spinco, Inc.

Pursuant to 17 C.F.R. Section 200.83

“Spinco Former Employee” means (i) an employee of any of the Spinco Entities at any time prior to the Distribution whose employment with the applicable Spinco Entity terminates before the Distribution (and who is not actively employed by any of the Harbor Entities as of the Distribution), and (ii) an employee of any of the Harbor Entities at any time prior to the Distribution whose employment with the applicable Harbor Entity terminates before the Distribution (and who is not actively employed by any of the Spinco Entities as of the Distribution) who provided services primarily to the Spinco Business while employed.

“Spinco Group Employee” means (i) any individual based in the U.S. who is an active employee of a Harbor Entity primarily working in the Spinco Business immediately prior to the transfer pursuant to Section 2.1(a) hereof, (ii) any individual based outside of the U.S. who is an active employee of a Harbor Entity who is dedicated exclusively to the Spinco Business immediately prior to the transfer pursuant to Section 2.1(a) hereof, (iii) any individual who is an active employee of a Spinco Entity immediately prior to the Distribution, and (iv) any individual who otherwise would be included in (i) (ii), or (iii) above but for the fact that he or she is absent from active employment on such date on account of vacation, ordinary sick leave reasonably expected to result in an absence of short duration, short-term disability, long-term disability, leave under the federal Family and Medical Leave Act or leave under any similar Law, or any other reason that is similar in nature and duration, including without limitation and the avoidance of doubt, each Disabled Employee; provided, however, that no individual shall be a “Spinco Group Employee” if his or her employment is not transferred from the applicable Harbor Entity to a Spinco Entity; and provided further that (x) if at least 30 days prior to the Distribution Date, either of the two employees set forth on subsection (x) of Annex A hereto notifies Harbor in writing that such employee does not wish to have his or her employment transferred to a Spinco Entity in the Distribution, and Harbor elects to retain such employee as a Harbor Retained Employee, such employee shall remain a Harbor Retained Employee and shall not be treated as a Spinco Group Employee, and (y) with the prior written consent of Voyager, one or more individuals, including any individuals set forth on subsection (y) of Annex A, who are active employees of a Harbor Entity but not primarily working in the Spinco Business immediately prior to the Distribution may also be treated as Spinco Group Employees.

“Spinco Option” means an option to purchase shares of Spinco Common Stock.

“Spinco Restricted Stock” means a share of Spinco Common Stock that is subject to forfeiture, the vesting of which is based solely on continued service.

“Spinco RSU Award” means an award representing a general unsecured promise by Spinco to deliver to a participant shares of Spinco Common Stock, the vesting of which is based solely on continued service.

“Spinco Stock Value” means the closing price of Spinco Common Stock on the Exchange immediately prior to the Effective Date (as traded on the “when-issued” market).

“Spinco Welfare Plan” means any Welfare Plan sponsored, maintained or contributed to by any one or more of the Spinco Entities as of the Distribution.

“Spinco Welfare Plan Participants” has the meaning set forth in Section 6.1.

Confidential Treatment Requested by HS Spinco, Inc.

Pursuant to 17 C.F.R. Section 200.83

“STD” means short-term disability benefits.

“2013 Plan” means the Henry Schein, Inc. 2013 Stock Incentive Plan, as amended from time to time.

“280G Approval” has the meaning set forth in Section 7.14(b).

“Voyager Benefit Plan” means any Benefit Plan (i) sponsored, maintained or contributed to or required to be contributed to by Voyager or any of its Subsidiaries or to which Voyager or any of its Subsidiaries is a party and (ii) in which any current or former Voyager Employee or current or former director or consultant or other service provider (or their beneficiaries) of Voyager is a participant, on or immediately prior to the Effective Time.

“Voyager Common Stock” means the common stock of Voyager, par value $0.001 per share.

“Voyager Employee” means as of any date, any individual who is an employee of Voyager or its Subsidiaries (including employees who are not actively at work on such date by reason of illness, vacation, leave of absence, short-term disability or long-term disability).

“Voyager Option” means an option to purchase shares of Voyager Common Stock.

“Voyager Ratio” means the number of shares of Voyager Common Stock exchanged for each share of Spinco Common Stock in the Merger.

“Welfare Plan” means, where applicable, a Benefit Plan that is a “welfare plan” (as defined in Section 3(1) of ERISA) or a “cafeteria plan” under Section 125 of the Code, and any benefits offered thereunder, and any other plan offering health benefits (including medical, prescription drug, dental, vision, and mental health and substance abuse), disability benefits, or life, accidental death and disability, and business travel insurance, pre-tax premium conversion benefits, dependent care assistance programs, employee assistance programs or flexible spending accounts; provided, however, the term “Welfare Plan” does not include (x) any workers compensation or similar insurance plans, programs or policies or governmental plans or programs or (y) any plan or arrangement providing for severance pay or termination benefits.

Section 1.2 Interpretation. The provisions of Section 10.3 of the Distribution Agreement are hereby incorporated by reference.

ARTICLE II

ASSIGNMENT OF EMPLOYEES

Section 2.1 Transfer of Employment.

(a) Spinco Group Employees and Employee-Related Liabilities. Except as otherwise set forth in this Agreement and subject to applicable Law, prior to the Distribution, each Harbor Entity and Spinco Entity shall have taken such actions, if any, as are necessary to ensure that each Spinco Group Employee, whether or not actively working at the time of the Distribution, is employed by a Spinco Entity effective not later than the Distribution, provided,

Confidential Treatment Requested by HS Spinco, Inc.

Pursuant to 17 C.F.R. Section 200.83

that, with respect to Spinco Group Employees located outside of the United States, subject to applicable Law, such transfer, if any, shall occur by the Distribution or as soon as commercially reasonable thereafter, and, in furtherance thereof, the parties shall cooperate reasonably and in good faith to give effect to this covenant with respect to those Spinco Group Employees who are currently employed outside of the United States by a Harbor Entity in jurisdictions in which there is no Spinco Entity. If, despite its commercially reasonable efforts, Harbor identifies, after the Distribution, an employee who was inadvertently not employed by a Spinco Entity as of the Distribution, Harbor shall promptly notify Spinco or its successor, as applicable, of such fact, and the employment of such individual shall be transferred from a Harbor Entity to a Spinco Entity as soon as commercially reasonable thereafter in accordance with applicable Law. Any individual so transferred shall, from the effective date of such transfer, be deemed a Spinco Group Employee under this Agreement. Each of the Parties agrees to execute such documentation and take such other actions, and, if necessary to comply with applicable Law, to seek to have the applicable employees and/or their representatives execute such documentation or take such other actions, if any, as may be necessary to effect the assignment and transfer of employment to a Spinco Entity as described herein; provided, that the failure of a Spinco Group Employee to execute any such documentation or take any such action shall not prevent such Spinco Group Employee from being transferred to a Spinco Entity unless otherwise required under applicable Law. Any employee who Harbor intends to retain as an employee of a Harbor Entity on or following the Distribution are collectively referred to herein as the “Harbor Retained Employees.” The Harbor Entities shall assume or retain all employment-related Liabilities related to the Harbor Retained Employees and Harbor Former Employees, regardless of whether such Liability arises prior to, on, or after the Distribution. Subject to Section 3.1 hereof and except as otherwise specifically provided in this Agreement or Section 6.25 of the Merger Agreement, the Spinco Entities shall automatically assume and/or retain all Liabilities to or relating to (i) Spinco Group Employees and Spinco Former Employees (other than with respect to payments to or relating to the Spinco Group Employees payable, or that have accrued or been incurred, under any applicable Harbor Benefit Plans for the time period prior to the Distribution Date), (ii) Spinco Dedicated Benefit Plans, and (iii) Voyager Benefit Plans, in each case, unless otherwise provided in this Section 2.1(a), regardless of whether such Liability arises prior to, on or after the Distribution (including without limitation, but subject to applicable Law, with respect to the Spinco Entities’ non-U.S. operations). In addition, and for the avoidance of doubt, the Spinco Entities shall assume or retain any Liabilities for severance, termination, redundancy, retention or similar types of compensation or benefits payable to any Spinco Group Employee arising out of the transfer of employment from the applicable Harbor Entity to a Spinco Entity as described in this Section 2.1(a) (it being the intention of the Harbor Entities that no such liability shall arise out of any such transfer).

(b) Disabled Spinco Group Employees. Each Spinco Group Employee who, on or prior to the Distribution, (i) participated in any Harbor Welfare Plan that provides short and/or long-term disability benefits, (ii) became disabled as defined in such plan, and (iii) who retains such status as of the Distribution (a “Disabled Employee”) shall, except as otherwise required by applicable Law and notwithstanding Section 2.1(a), remain a participant in the applicable Harbor Welfare Plans to the extent provided therein in order to provide the STD or LTD benefits as described in Section 6.2(a), and shall become an employee of a Spinco Entity as of the date such Disabled Employee is able to return to active employment; provided that such return-to-work date occurs within one year following the Distribution Date, or at such later date if, but only to the extent and under the conditions, required by applicable Law. To the extent applicable, Spinco shall reimburse the applicable Harbor Entity for all costs associated with providing benefits to any Disabled Employee in accordance with Section 6.2 of this Agreement.

Confidential Treatment Requested by HS Spinco, Inc.

Pursuant to 17 C.F.R. Section 200.83

(c) Payroll and Related Taxes. Unless provided otherwise by applicable Law, with respect to the portion of the tax year ending on and including the Distribution Date, Harbor will (i) be responsible for all payroll obligations, tax withholding and reporting obligations and (ii) furnish a Form W-2 or similar earnings statement (as applicable) to all Spinco Group Employees. Unless provided otherwise by applicable Law, with respect to the remaining portion of such tax year and thereafter, Spinco or its successor will (i) be responsible for all payroll obligations, tax withholding, and reporting obligations for the Spinco Group Employees and (ii) furnish a Form W-2 or similar earnings statement (as applicable) to all Spinco Group Employees. With respect to each affected Spinco Group Employee, Harbor and Spinco shall, and shall cause their respective Affiliates to (to the extent permitted by applicable Law and practicable) (i) to the extent applicable, treat Spinco (or the applicable Spinco Entity and any successors thereto) as a “successor employer” and Harbor (or the applicable Harbor Entity) as a “predecessor,” within the meaning of Sections 3121(a)(1) and 3306(b)(1) of the Code, to the extent appropriate, for purposes of taxes imposed under the United States Federal Insurance Contributions Act, as amended (“FICA”), or the United States Federal Unemployment Tax Act, as amended (“FUTA”) and related state unemployment insurance laws, (ii) cooperate with each other to avoid, to the extent possible, the restart of FICA and FUTA and related state unemployment insurance laws upon or following the Distribution Date with respect to each such Spinco Group Employee for the tax year during which the Distribution Date occurs, and (iii) file tax returns, exchange wage payment information, and report wage payments made by the respective predecessor and successor employer on separate IRS Forms W-2 or similar earnings statements to each such Spinco Group Employee for the tax year in which the Distribution Date occurs, in a manner provided in Section 4.02(1) of Revenue Procedure 2004-53.

(d) At-Will Status. Notwithstanding the above or any other provision of this Agreement (and except as provided under an applicable written employment agreement or as required by Law), nothing in this Agreement shall create any obligation on the part of any Harbor Entity or any Spinco Entity to (i) continue the employment of any employee or (except as required by this Agreement or applicable Law) permit the return from a leave of absence for any period following the date of this Agreement or the Distribution or (ii) change the employment status of any employee from “at will,” to the extent such employee is an “at will” employee under applicable Law.

Section 2.2 Employee Records. Not later than seven (7) days prior to the Distribution, subject to applicable Law, Harbor shall use commercially reasonable standards to provide or cause to be provided to Spinco any and all employment records and information (including, but not limited to, any personnel files, Form I-9, Form W-2 or other IRS forms, and any non-U.S. documents) with respect to the Spinco Group Employees in the possession of Harbor and its Subsidiaries reasonably required by Spinco to enable Spinco to properly employ the Spinco Group Employees and to carry out its obligations under this Agreement and any applicable Law. Following the date on which such records and information are provided, Spinco shall permit Harbor reasonable access to such records and information, to the extent reasonably necessary for Harbor’s reasonable business needs or as required for Harbor to comply with applicable Law.

Confidential Treatment Requested by HS Spinco, Inc.

Pursuant to 17 C.F.R. Section 200.83

Each Party will indemnify and hold harmless the other from all Liabilities arising from the indemnifying Party’s willful or grossly negligent misuse of the records and information made available to the indemnifying Party by the indemnified Party under the terms of this Agreement. All transfers of employee records pursuant to this Section 2.2 shall be conducted in all material respects in accordance with applicable Law, including, without limitation, all applicable Laws concerning data protection or data privacy, and each of the Parties agrees to execute such documentation and take such other actions, if any, as may be necessary to effect the transfer of records and information as described herein in accordance with applicable Law.

ARTICLE III

BENEFIT ARRANGEMENTS AND OTHER MATTERS

Section 3.1 Termination of Participation in Harbor Benefit Plans. Except as otherwise specifically provided under this Agreement, effective as of the Distribution, Spinco Group Employees shall cease active participation in (including eligibility to contribute to) any Harbor Benefit Plan (unless otherwise provided under the terms of the applicable Harbor Benefit Plan, the terms of this Agreement, or applicable Law). Harbor shall retain (i) all Liabilities to or relating to Harbor Retained Employees and Harbor Former Employees under the Harbor Benefit Plans regardless of whether such Liability arises, accrues, is incurred or is reported prior to, on, or after the Distribution, and (ii) the obligation to make payments to or relating to Spinco Group Employees and Spinco Former Employees under any applicable Harbor Benefit Plans solely for the time period prior to the Distribution Date. The obligations and Liabilities so retained by Harbor under this Section 3.1 include obligations and Liabilities to or relating to Harbor Retained Employees and Harbor Former Employees under the Harbor Nonqualified Plans, and, except to the extent set forth in Article VI, the Harbor 401(k) Plan and the Harbor Welfare Plans. To the extent that Harbor retains Liabilities under this Agreement, any Assets in respect of such Liabilities shall also be retained by Harbor.

Section 3.2 Accrued Time Off. Following the Distribution, Spinco or its successor, as applicable, shall recognize the Spinco Group Employees’ unused vacation, holiday, sick leave, flex days, personal days, paid-time off and other leave benefits that have been earned or awarded and are unused as of the Distribution Date in such amounts as are reflected in the applicable HRIS system as of the Distribution Date. Following the Distribution, Spinco or its successor, as applicable, shall permit such earned or awarded leave benefits to be utilized consistent with all applicable Laws, the business needs of the Spinco Entities, and any applicable policy.

Section 3.3 Leaves of Absence. Following the Distribution, the applicable Spinco Entity will continue to apply the leave policies applicable to inactive Spinco Group Employees who are on an approved leave of absence as of the Distribution Date in accordance with the terms of such policies applicable to the Spinco Group Employees as of immediately prior to the Distribution Date. For purposes of such policies, leaves of absence taken by Spinco Group Employees prior to the Distribution shall be deemed to have been taken as employees of a Spinco Entity.

Section 3.4 Continuation or Establishment of Spinco Dedicated Benefit Plans; Continuation of Voyager Benefit Plans.

Confidential Treatment Requested by HS Spinco, Inc.

Pursuant to 17 C.F.R. Section 200.83

(a) For Spinco Group Employees. Subject to Sections 3.4(c) and 3.5, the Spinco Dedicated Benefit Plans shall remain in effect and continue to cover eligible Spinco Group Employees (and eligible former Spinco Group Employees) in accordance with the terms of such plans (as may be modified from time to time in accordance with such terms), applicable Law, or any applicable contractual obligations. Except as otherwise as provided for in this Agreement, prior to the Distribution, Spinco may in consultation with Voyager, (i) establish Spinco Dedicated Benefit Plans for the Spinco Group Employees, to be effective no later than the Distribution, and (ii) terminate Spinco Dedicated Benefit Plans, as permitted pursuant to the applicable benefit plan. Harbor and Spinco shall reasonably cooperate to make sure that, to the extent commercially reasonable, no Harbor Transfer Employee experiences a lapse in coverage as a result of the Distribution, taking into account any special considerations that may apply in the event that the Distribution Date occurs near the end of a calendar year.

(b) For Voyager Employees. Subject to Section 3.4(c) and 3.5, the Voyager Benefit Plans shall remain in effect and continue to cover eligible Voyager Employees (and eligible former Voyager Employees) in accordance with the terms of such plans (as may be modified from time to time in accordance with such terms), applicable Law, or any applicable contractual obligations.

(c) After the Effective Time. As of the Effective Time and during subsequent periods, the Board of Directors of Spinco or its successor, as applicable, or its designee shall have full discretion to determine the scope, terms and conditions of the Spinco Dedicated Benefit Plans, the Voyager Benefit Plans and the Combined Company Benefit Plans, subject only to applicable Law and the terms of any applicable contractual obligations.

Section 3.5 Transition to Combined Company Benefit Plans; Service for Eligibility, Vesting, and Benefit Purposes. Whenever following the date of this Agreement a Spinco Group Employee or Voyager Employee commences to participate in a Combined Company Benefit Plan in which such Spinco Group Employee or Voyager Employee did not previously participate, Spinco or its successor, as applicable, shall use its commercially reasonable efforts to cause there to be no interruption of coverage with respect to the type of benefit being provided under such Combined Company Benefit Plan. In addition, except as otherwise provided in any other provision of this Agreement, and except as shall derive from application of a uniform rule applied to all similarly situated employees, from and after the Distribution, the Combined Company Benefit Plans shall, and Spinco shall use commercially reasonable efforts to cause each Spinco Entity to, recognize each Spinco Group Employee’s and Voyager Employee’s service prior to the Distribution Date (including (x) for the Spinco Group Employees, service with any Harbor Entity or Spinco Entity, as applicable prior to the Distribution Date, and (y) for the Voyager Employees, service with Voyager or any Subsidiary prior to the Distribution Date) for purposes of eligibility and vesting under any Combined Company Benefit Plan and for determination of level of benefits under any Combined Company Benefit Plan that is a vacation, paid leave, paid-time off or similar plan or severance or other termination benefit plan, to the same extent such service was recognized as of the Distribution Date. Notwithstanding the foregoing, nothing herein shall require a Spinco Entity or any Combined Company Benefit Plan to credit service prior to the Distribution Date for purposes of any equity award or other equity-based benefit or equity-based compensation, or retention benefit, that may be established by a Spinco Entity at any time prior to, on or after the Distribution Date, except as otherwise may be required by applicable Law.

Confidential Treatment Requested by HS Spinco, Inc.

Pursuant to 17 C.F.R. Section 200.83

Section 3.6 No Duplication or Acceleration of Benefits. Notwithstanding anything to the contrary in this Agreement, the Distribution Agreement or any other Transaction Agreement, no participant in the Harbor Benefit Plans, Spinco Dedicated Benefit Plans, Voyager Benefit Plans, or Combined Company Benefit Plans shall receive benefits to the extent that receipt of such benefits would result in duplication of benefits provided by another Harbor Benefit Plan, Spinco Dedicated Benefit Plan, Voyager Benefit Plan, or Combined Company Benefit Plan. Furthermore, unless expressly provided for in this Agreement, the Distribution Agreement or in any other Transaction Agreement or required by applicable Law, no provision in this Agreement shall be construed to create any right to accelerated vesting or entitlements under any Benefit Plan on the part of any Harbor Retained Employee, Harbor Former Employee, Spinco Former Employee, Spinco Group Employee or Voyager Employee.

Section 3.7 Employment Conditions. Spinco hereby covenants that for the period commencing on the Effective Date and ending on the date nine months immediately following the Effective Date (or, if earlier, the date of termination of the applicable Spinco Group Employee), (i) each Spinco Group Employee shall receive an annual base rate of salary or wages and annual target cash incentive opportunities that in each case are no less favorable to such Spinco Group Employee than those in effect on the date of this Agreement, (ii) Spinco Group Employees, in the aggregate, shall receive qualified defined contribution plan or similar benefits, health and welfare plan benefits, severance benefits, and target equity opportunities, that are substantially comparable in the aggregate to those qualified defined contribution plan or similar benefits, health and welfare plan benefits, severance benefits, and target equity opportunities, provided by the Harbor Entities, Spinco Entities or their Affiliates, as applicable, to Spinco Group Employees in effect on the date of this Agreement; provided that Spinco Group Employees located outside of the U.S. shall, to the extent required by applicable Law, also receive substantially comparable defined benefit pension benefits. Notwithstanding the foregoing, the Parties understand and agree that, any time prior to the Effective Time, at the request of a Spinco Entity, or at the request of Voyager, the Parties shall take any actions reasonably necessary to amend, adopt or terminate any Spinco 401(k) Plan or Voyager Benefit Plan that is a 401(k) plan, and any other Spinco Dedicated Benefit Plans and Voyager Plans, in each case, effective as of immediately prior to the Effective Time, contingent upon consummation of the Closing; provided that any such amendment, adoption, or termination shall not affect or in any way interfere with Spinco’s covenants under this Section 3.7, and shall not create any additional Liability for any Harbor Entity or Spinco Entity. It is the Parties’ intent that actions pursuant to this Section 3.7 will not trigger severance, redundancy, or similar obligations or Liabilities with respect to any Spinco Group Employees. Spinco also hereby covenants that for the period commencing on the Effective Date and ending on the date nine months immediately following the Effective Date, each Harbor Transfer Employee shall be entitled to receive severance and other termination benefits that are no less favorable to such Harbor Transfer Employee than those in effect on the date of this Agreement.

Section 3.8 Business Associate Agreement. The Parties acknowledge that the Harbor Entities or the Spinco Entities may provide administrative services for certain of the other Party’s benefit programs for a transitional period under the terms of the Transition Services Agreement.

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The Parties agree to enter into a business associate agreement (if required by HIPAA or other applicable health information privacy Laws) in a customary form to be mutually agreed in connection with the provision of such services.

ARTICLE IV

CASH AND EQUITY INCENTIVE COMPENSATION PLANS

Section 4.1 Cash Incentives. With respect to the fiscal year in which the Distribution occurs, (x) the applicable Spinco Entity shall maintain a bonus plan for the benefit of Spinco Group Employees with substantially the same terms and conditions (including performance goals and bonus targets, as equitably adjusted by Spinco following the Distribution to the extent necessary or appropriate to provide a substantially similar incentive opportunity) as the annual bonus plan applicable to such Spinco Group Employees immediately prior to the Distribution, (y) as soon as reasonably practicable following the end of such fiscal year, the applicable Spinco Entity will pay bonuses payable to each Spinco Group Employee based on the Performance Calculation, and (z) to the extent that such annual bonuses are not reflect in the Spinco Working Capital Adjustment (as the term is defined in the Distribution Agreement), Harbor shall reimburse Spinco for the prorated portion of the total of such bonus payments based on the applicable Spinco Group Employees’ service from the start of such fiscal year until immediately prior to the Distribution Date promptly but in no event later than thirty (30) days after the presentation of a statement setting forth the amount of reimbursement to which Spinco is entitled; provided, however, that, for the avoidance of doubt, no such reimbursement shall be payable with respect to any discretionary bonus payments made by any Spinco Entity to any Spinco Group Employee. Except as provided in the immediately preceding sentence, from and after the Distribution, Spinco shall be solely responsible for funding, paying, and discharging all obligations and Liabilities relating to the cash incentive awards that any Spinco Group Employee is eligible to receive under any commission plan in which the Spinco Group Employees participate, whether such obligation or Liability arises, accrues, is incurred or is reported prior to, on, or after the Distribution, and no Harbor Entity shall have any obligations or Liabilities with respect thereto.

Section 4.2 Equity Awards.

(a) Harbor PSU Awards or Harbor Performance Restricted Stock. Each outstanding Harbor PSU Award or share of Harbor Performance Restricted Stock that is held by a Spinco Group Employee as of the Effective Time shall, subject to any requirements and restrictions under applicable Law, be converted into a Spinco RSU Award or share of Spinco Restricted Stock, as applicable, and shall otherwise be subject to the same terms and conditions and contain the same features (including, without limitation, the “rule of 70” feature, to the extent applicable) after the Effective Time as the terms and conditions applicable to, and the features contained in, such Harbor PSU Award or Harbor Performance Restricted Stock immediately prior to the Effective Time; provided, however, that (x) from and after the Effective Time, the number of shares of Spinco Common Stock covered by such Spinco RSU Award or share of Spinco Restricted Stock, rounded to the nearest whole share, shall be equal to the quotient obtained by dividing (i) 100 % of the target number of shares of Harbor Common Stock covered by such Harbor PSU Award or Harbor Performance Restricted Stock immediately prior to the Effective Time by (ii) the Adjustment Ratio, (y) immediately prior to the Effective Time,

Confidential Treatment Requested by HS Spinco, Inc.

Pursuant to 17 C.F.R. Section 200.83

the Harbor PSU Awards and shares of Harbor Performance Restricted Stock held by Spinco Group Employees shall partially performance-vest to the extent described in the immediately following sentence, and (z) subject to the immediately following sentence, the performance goals for vesting of the unvested portion of such Spinco RSU Award or share of Spinco Restricted Stock shall be adjusted to reflect the new Spinco business in a manner intended to be reasonably equitable, as determined by Spinco after good faith consultation with Harbor. With respect to the Harbor PSU Awards and shares of Harbor Performance Restricted Stock held by Spinco Group Employees immediately prior to the Effective Time: (i) if the Distribution Date occurs in 2018, performance-vesting through the end of the 2018 performance year will be calculated based on actual performance from the start of the performance cycle for such award through the end of the last calendar month immediately prior to the Distribution Date but adjusted up to the Distribution Date, and (ii) if the Distribution Date occurs on or after January 1, 2019, performance-vesting through the end of the last calendar month immediately prior to the Distribution Date will be calculated based on actual performance from the start of the performance cycle for such award through the end of the last calendar month immediately prior to the Distribution Date but adjusted up to the Distribution Date. Nothing herein is intended to change the time-based vesting schedule that applies to the awards or the timing of payment of the award in accordance with the terms and conditions of the existing award agreements.

(b) Harbor RSU or Restricted Stock. Each outstanding Harbor RSU Award or share of Harbor Restricted Stock that is held by a Spinco Group Employee as of the Effective Time shall, subject to any requirements and restrictions under applicable Law, be converted into a Spinco RSU Award or share of Spinco Restricted Stock, as applicable, and shall otherwise be subject to the same terms and conditions and contain the same features (including, without limitation, the “rule of 70” feature, to the extent applicable) after the Effective Time as the terms and conditions applicable to, and the features contained in, such Harbor RSU Award or Harbor Restricted Stock immediately prior to the Effective Time. The number of shares of Spinco Common Stock covered by such Spinco RSU Award or share of Spinco Restricted Stock, rounded to the nearest whole share, shall be equal to the quotient obtained by dividing (i) the number of shares of Harbor Common Stock covered by such Harbor RSU Award or Harbor Restricted Stock immediately prior to the Effective Time by (ii) the Adjustment Ratio.

(c) Voyager Options. Each Voyager Option held by a Voyager Employee that by its terms (in the normal course without regard to acceleration) is scheduled to vest after the Effective Time shall, subject to any requirements and restrictions under applicable Law, be converted into a Spinco Option and shall otherwise be subject to the same terms and conditions and contain the same features after the Effective Time as the terms and conditions applicable to, and the features contained in, such Voyager Option immediately prior to the Effective Time; provided, however, that from and after the Effective Time:

(i) the number of shares of Spinco Common Stock subject to such Voyager Option, rounded down to the nearest whole share, shall be equal to the quotient obtained by dividing (A) the number of shares of Voyager Common Stock subject to such Voyager Option immediately prior to the Effective Time by (B) the Voyager Ratio; and

Confidential Treatment Requested by HS Spinco, Inc.

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(ii) the per share exercise price of such Spinco Option, rounded up to the nearest whole cent, shall be equal to the product obtained by multiplying (A) the per share exercise price of such Voyager Option immediately prior to the Effective Time by (B) the Voyager Ratio.

(d) Miscellaneous. Harbor, Spinco, and Voyager shall take any and all actions reasonably necessary to effectuate the transactions contemplated by this Section 4.2. Without limiting the generality of the foregoing, as soon as practicable after the Effective Time, Spinco or its successor, as applicable, shall prepare and file with the SEC a registration statement registering a number of shares of Spinco Common Stock necessary to fulfill Spinco’s obligations under this Section 4.2. Following the conversions contemplated by this Section 4.2, no Harbor Entity shall have any obligation or Liability with respect to any Harbor PSU Award, Harbor RSU Award, share of Harbor Restricted Stock or share of Harbor Performance Restricted Stock to or with respect any Spinco Group Employee or Spinco Former Employee.

ARTICLE V

QUALIFIED RETIREMENT PLANS

Section 5.1 Defined Contribution Plans.

(a) Vesting under Harbor 401(k) Plan. As of the Distribution, the Harbor Entities agrees to take all necessary action to fully vest each Spinco Group Employee who is a participant in any Harbor 401(k) Plan.

(b) Amendment of the Spinco 401(k) Plans. Effective as of the Distribution Date, Spinco shall, or shall have caused one or more of its Subsidiaries to, continue to maintain, establish or adopt one or more defined contribution savings plans and related trusts intended to satisfy the requirements of Sections 401(a) and 401(k) of the Code (each such defined contribution savings plan, a “Spinco 401(k) Plan”).

(c) Spinco Group Employee Accounts Rollover from Harbor 401(k) Plan. As soon as commercially possible following the Distribution Date, Harbor shall use commercially reasonable efforts to cause that, effective as of the Distribution Date, the Spinco Group Employees who, prior to the Distribution, participated in the Harbor 401(k) Plan that is not a Spinco Dedicated Benefit Plan, shall be entitled to distribution from such Harbor 401(k) Plan, and Spinco shall use its commercially reasonable efforts to cause one or more Spinco 401(k) Plans to accept a “direct rollover” (as described in Section 401(a)(31) of the Code) to the applicable Spinco 401(k) Plan. If such a Spinco Group Employee elects a “direct rollover” (as described in Section 401(a)(31) of the Code) of the account balances (including direct rollovers of outstanding loans and any promissory notes or other documents evidencing such loans, but solely to the extent permitted under the terms and conditions of the applicable Spinco 401(k) Plan) each of the applicable Harbor Entities and the applicable Spinco Entities shall use commercially reasonable efforts to cause the administrators of their respective 401(k) plans to accomplish such rollover. During the period following the Distribution Date and preceding any rollover pursuant to this Section 5.1(c), the applicable Harbor Entities shall use commercially reasonable efforts to take such action as is necessary to prevent a default by any such Spinco Group Employee with an outstanding loan under the Harbor 401(k) Plan unless and until such

Confidential Treatment Requested by HS Spinco, Inc.

Pursuant to 17 C.F.R. Section 200.83

Spinco Group Employee fails to make a timely payment on such loan. With respect to the fiscal year in which the Effective Date occurs, Spinco shall make to the Spinco 401(k) Plan all employer contributions (including employer matching contributions) that would have been made by Harbor on behalf of the Spinco Group Employees that participated in the Harbor 401(k) Plan as if the transactions contemplated by this Agreement had not occurred, regardless of any service or end of year employment requirements and assuming the Spinco Group Employees would have continued to contribute 401(k) contributions at the level immediately in effect prior to the Distribution Date.

ARTICLE VI

WELFARE PLANS

Section 6.1 Spinco Welfare Plans. In accordance with Section 3.4, on or prior to the Distribution, Spinco shall, or shall cause another Spinco Entity (in consultation with Voyager) to, continue to maintain, or establish and adopt Spinco Welfare Plans which will provide welfare benefits to each Spinco Group Employee who is a participant in any of the Harbor Welfare Plans or Spinco Welfare Plans (and their eligible spouses, domestic partners and dependents, as the case may be) (collectively, the “Spinco Welfare Plan Participants”). Coverage and benefits under any Spinco Welfare Plans shall, following the Effective Time, be provided to the Spinco Welfare Plan Participants on an uninterrupted basis, to the extent commercially reasonable, under the same Spinco Welfare Plan or under any analogous or newly established Spinco Welfare Plans.

Section 6.2 Transitional Matters Under Spinco Welfare Plans.

(a) Treatment of Claims Incurred.

(i) Liability for Claims. With respect to unpaid covered claims incurred on or prior to the Distribution by any Spinco Welfare Plan Participant under any Harbor Welfare Plans, including claims that are self-insured and claims that are fully insured through third-party insurance, Harbor shall retain and be responsible for the payment for such claims or shall cause such Harbor Welfare Plans to fully perform, pay and discharge all such claims, as the case may be, and except as provided in Section 6.2(a)(iv), no Spinco Entity shall be responsible for any Liability with respect to any such claims. Claims incurred by Spinco Welfare Plan Participants (i) in the ordinary course of business under any Spinco Welfare Plan prior to the Distribution, and (ii) after the Distribution, shall be the sole responsibility of the Spinco Welfare Plan and the Spinco Entities. In the event that a claim incurred by a Spinco Welfare Plan Participant after the Distribution is paid by Harbor or an Harbor Welfare Plan, Spinco shall reimburse Harbor for such payment, solely to the extent such claim is a covered claim under a Spinco Welfare Plan by its express terms but is not paid by Spinco or its insurance carriers, in full within thirty (30) days after the delivery by Harbor to Spinco of an invoice therefor together with such supporting documentation as Spinco may reasonably request.

(ii) Claims Incurred. For purposes of this Section 6.2(a), a claim or expense is deemed to be incurred (A) with respect to medical (including continuous hospitalization), dental, vision and/or prescription drug benefits, upon the rendering of health services giving rise to such claim or expense; (B) with respect to life insurance,

Confidential Treatment Requested by HS Spinco, Inc.

Pursuant to 17 C.F.R. Section 200.83

accidental death and dismemberment and business travel accident insurance, upon the occurrence of the event giving rise to such claim or expense; and (C) with respect to short- and long-term disability benefits, upon the date of an individual’s disability, as determined by the disability benefit insurance carrier or claim administrator, giving rise to such claim or expense. For avoidance of doubt, unless required otherwise by applicable Law, a claim incurred by a Person who is actively at work shall for purposes of this Section 6.2 be deemed unrelated to any prior claim notwithstanding that the claim may be the same as, or substantially similar to, a prior claim made by such Person.

(iii) Long Term Disability Benefits. The applicable Harbor Welfare Plan providing LTD to Disabled Employees on or immediately prior to the Distribution, if any, shall continue to provide such benefits to such employees after the Distribution to the extent required by applicable Law as permitted under the terms and conditions of such Harbor Welfare Plan. After the Distribution, the Spinco Entities shall be solely responsible for providing LTD to eligible employees under Spinco Welfare Plans who become disabled after the Distribution.

(iv) Disability Benefits. With respect to Disabled Employees who are receiving STD on or immediately prior to the Distribution under applicable Harbor Welfare Plans, the applicable Harbor Welfare Plan shall continue to provide such STD, but Spinco will be responsible for paying for such benefits for the period after the Distribution until such time as those STD benefits terminate in accordance with the terms of such Harbor Welfare Plan. In the event any such Disabled Employee or Spinco Group Employee, after the Distribution becomes eligible to transition directly from receiving STD to receiving LTD, Harbor, the applicable Harbor Entity, or the applicable Harbor Welfare Plan will provide the LTD to which such Disabled Employee is entitled (taking into account, if applicable, the extent to which such Disabled Employee has elected such coverage and has made the required contributions therefor). After the Distribution, the Spinco Entities shall be solely responsible for providing STD and LTD to eligible employees under Spinco Welfare Plans who become disabled after the Distribution.

(b) COBRA. The Harbor Entities and the applicable Harbor Welfare Plans shall be solely responsible for providing continued health coverage required by COBRA to employees (and their qualifying beneficiaries) who experience a COBRA qualifying event (as defined in Section 4980B of the Code) under such Harbor Welfare Plans on or prior to the Distribution, and shall be solely responsible for all claims, obligations and Liabilities incurred under the applicable Harbor Welfare Plan as a result of such COBRA coverage. Spinco or its successor, as applicable, and the applicable Spinco Welfare Plans shall be solely responsible for providing continued health coverage to the extent required by COBRA to (i) Spinco Group Employees and Spinco Former Employees who were employed by a Spinco Entity but were not covered by a Harbor Welfare Plan prior to the Distribution, and (ii) all Spinco Group Employees who experience a COBRA qualifying event after the Distribution, and shall be solely responsible for all claims, obligations and Liabilities incurred under the applicable Spinco Welfare Plan as a result of such COBRA coverage.

Confidential Treatment Requested by HS Spinco, Inc.

Pursuant to 17 C.F.R. Section 200.83

Section 6.3 Waiver of Conditions or Restrictions. Without limiting the generality of Section 3.5, with respect to Spinco Group Employees who participated in Harbor Welfare Plans prior to the Distribution, the Spinco Welfare Plans will use commercially reasonable efforts to have waived all eligibility periods, limitations as to preexisting conditions, exclusions, service conditions, waiting periods or evidence of insurability requirements that would otherwise be applicable to the Spinco Welfare Plan Participant following the Distribution Date to the extent that such employee had previously satisfied any such limitation or requirement under the corresponding Harbor Welfare Plan as of the Distribution Date. In addition, following the Distribution Date, (a) the Combined Company Welfare Plans will use commercially reasonable efforts to have waived all eligibility periods, limitations as to preexisting conditions, exclusions, service conditions, waiting periods or evidence of insurability requirements that would otherwise be applicable to any Spinco Group Employee or Voyager Employee to the extent that such employee had previously satisfied any such limitation or requirement under the corresponding Harbor Benefit Plan, Spinco Welfare Plan or Voyager Benefit Plan as the date of commencement of participation in such Combined Company Welfare Plan and (b) Spinco shall use commercially reasonable efforts to cause the Combined Company Welfare Plans to credit Spinco Group Employees and Voyager Employees (and their respective eligible dependents) for any deductibles, co-payments or other co-insurance and out-of-pocket expenses paid in the plan year under the Harbor Benefit Plan, Spinco Welfare Plan or Voyager Benefit Plan prior to the transition of coverage for purposes of satisfying applicable deductible, co-insurance and maximum out-of-pocket expenses under any corresponding applicable Combined Company Welfare Plan with respect to the plan year in which the transition occurs.

Section 6.4 Insurance Contracts. To the extent any Harbor Welfare Plan or Spinco Welfare Plan is funded through the purchase of an insurance contract or is subject to any stop loss contract, Harbor and Spinco will cooperate and each will use its reasonable best efforts to maintain any pricing discounts or other preferential terms for both Harbor and Spinco for a reasonable term. Neither Party shall be liable for failure to obtain such insurance contracts, pricing discounts, or other preferential terms for the other Party. Each Party shall be responsible for any new or additional premiums, charges, or administrative fees that such Party may incur with respect to its insurance coverage pursuant to this Section 6.4.

Section 6.5 Third-Party Vendors. Except as provided below, to the extent any Harbor Welfare Plan or Spinco Welfare Plan is administered by a third-party vendor, Harbor and Spinco will cooperate and each will use its reasonable best efforts to replicate any contract with such third-party vendor for Spinco, to the extent necessary, and to maintain any pricing discounts or other preferential terms for both Harbor and Spinco for a reasonable term. Neither Party shall be liable for failure to obtain such pricing discounts or other preferential terms for the other Party. Each Party shall be responsible for any new or additional premiums, charges, or administrative fees that such Party may incur with respect to its contracts pursuant to this Section 6.5.

Section 6.6 Workers’ Compensation. With respect to claims for workers compensation, (a) the Harbor Entities shall be responsible for claims for workers compensation incurred in respect of Harbor Former Employees and Harbor Retained Employees, whether incurred prior to, at or following the Distribution, and (b) the Spinco Entities shall be responsible for all claims for workers compensation in respect of Spinco Former Employees and Spinco Group Employees whether incurred prior to, at or following the Distribution. For purposes of this Section 6.6, claims shall be deemed to be incurred upon the occurrence of the injury giving rise to such claim.

Confidential Treatment Requested by HS Spinco, Inc.

Pursuant to 17 C.F.R. Section 200.83

Section 6.7 Flexible Spending Accounts. The applicable Spinco Entity shall use commercially reasonable efforts to establish, effective as of the Effective Date, flexible spending accounts for medical and dependent care expenses for the Harbor Transfer Employees and shall credit such accounts with the amounts credited as of the Effective Date under comparable flexible spending accounts maintained for the benefit of the Harbor Transfer Employees by Harbor from the beginning of the plan year to the Effective Date. As soon as administratively practicable after the Effective Date, (i) Harbor shall pay, or cause to be paid, to Spinco in cash the amount, if any, by which aggregate contributions made by Harbor Transfer Employees to flexible spending accounts maintained by Harbor exceeded the aggregate benefits provided to such Harbor Transfer Employees as of the Effective Date, or (ii) Spinco shall pay, or cause to be paid, to Harbor, in cash the amount, if any, by which aggregate benefits provided to Harbor Transfer Employees under the flexible spending accounts maintained by Harbor exceeded the aggregate contributions made by the Harbor Transfer Employees to such accounts as of the Effective Date.

ARTICLE VII

GENERAL PROVISIONS, SECTION 280G, AND INDEMNIFICATION

Section 7.1 Preservation of Rights to Amend. The rights of each Harbor Entity, each Spinco Entity and Voyager and its Subsidiaries to amend, waive, or terminate any plan, arrangement, agreement, program, or policy referred to herein shall not be limited in any way by this Agreement.

Section 7.2 Entire Agreement. Section 10.8 of the Distribution Agreement is incorporated herein by reference. To the extent any provision of this Agreement conflicts with the provisions of the Distribution Agreement, the Merger Agreement or any other Transaction Agreement, the provisions of this Agreement shall be deemed to control with respect to the subject matter hereof (except that the provision by Harbor of employee- or human resource-related services to Spinco to the extent set forth in the Transition Services Agreement shall not be deemed to result in such a conflict).

Section 7.3 Binding Effect; No Third-Party Beneficiaries or Plan Amendment; Assignment. This Agreement shall inure to the benefit of and be binding upon the Parties and their respective successors and permitted assigns. This Agreement is solely for the benefit of the Parties and should not be deemed to confer upon any third parties (including without limitation any current or former employee, director, officer, service provider or other individual associated therewith) any remedy, claim, Liability, reimbursement, cause of action, or other right in excess of those existing without reference to this Agreement. Except with respect to rights and obligations of the parties to each other under this Agreement, nothing in this Agreement, express or implied, shall (i) limit the ability of Harbor, Spinco, Voyager, or any of their respective Affiliates from terminating the employment of any employee (including any Spinco Group Employee); (ii) be construed to establish, amend or modify any Benefit Plan or other benefit or compensation plan, program, agreement, policy, contract or arrangement; or (iii) limit the ability of Harbor, Spinco, Voyager, or any of their respective Affiliates to amend, modify or terminate any Benefit Plan or other benefit or compensation plan, program, agreement, policy, contract or arrangement at any time assumed, established, sponsored or maintained by any of them. This Agreement may not be assigned by any Party, except with the prior written consent of the other Parties.

Confidential Treatment Requested by HS Spinco, Inc.

Pursuant to 17 C.F.R. Section 200.83

Section 7.4 Amendment; Waivers. Section 10.11 of the Distribution Agreement is incorporated herein by reference.

Section 7.5 Remedies Cumulative. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available to the Parties hereunder.

Section 7.6 Notices. Unless otherwise expressly provided herein, all notices, claims, certificates, requests, demands and other communications hereunder shall be made or given in accordance with the provisions of Section 10.2 of the Distribution Agreement.

Section 7.7 Counterparts. Section 10.10 of the Distribution Agreement is incorporated herein by reference.

Section 7.8 Severability. Section 10.5 of the Distribution Agreement is incorporated herein by reference.

Section 7.9 Governing Law, Consent to Jurisdiction and Waiver of Right to Jury Trial. The provisions of Sections 10.9, 10.13 and 10.14 of the Distribution Agreement are incorporated herein by reference.

Section 7.10 Performance. Each of Harbor and Spinco or its successor, as applicable, shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth herein to be performed by any Harbor Entity and any Spinco Entity, respectively. The Parties each agree to take such further actions and to execute, acknowledge, and deliver, or to cause to be executed, acknowledged, and delivered, all such further documents as are reasonably requested by the other for carrying out the purposes of this Agreement or of any document delivered pursuant to this Agreement. The provisions of Section 10.15 of the Distribution Agreement governing specific performance are incorporated herein by reference.

Section 7.11 Termination. The provisions of Section 10.12 of the Distribution Agreement are incorporated herein by reference.

Section 7.12 Headings. The provisions of Section 10.4 of the Distribution Agreement are incorporated herein by reference.

Section 7.13 Assignment. The provisions of Section 10.6 of the Distribution Agreement are incorporated herein by reference.

Confidential Treatment Requested by HS Spinco, Inc.

Pursuant to 17 C.F.R. Section 200.83

Section 7.14 280G Waivers and Consent. Prior to the Effective Date, Voyager and its Subsidiaries shall determine in good faith within the meaning of Section 280G of the Code and the regulations promulgated thereunder, whether any “disqualified individual” is expected to receive, or has the right or entitlement to receive, any payments and/or other benefits that would reasonably be expected to constitute “parachute payments,” in which case, each of Voyager and its Subsidiaries:

(a) To the extent applicable, will use reasonable best efforts to obtain a waiver (a “Parachute Payment Waiver”), prior to the initiation of the 280G Approval described below, from each Person who, with respect to such entity, would reasonably be expected to be a “disqualified individual” (within the meaning of Section 280G of the Code and the regulations promulgated thereunder and as determined immediately prior to the initiation of the 280G Approval), and who would otherwise reasonably be expected to receive, have received, or have the right or entitlement to receive any payments and/or other benefits (including, without limitation, acceleration of vesting) that would otherwise constitute “parachute payments” under Section 280G of the Code, of such Person’s right or entitlement to receive a portion of such payments and benefits (such that all remaining payments and benefits to such Person would not be deemed to be “parachute payments”), unless the 280G Approval has been obtained in a manner satisfying the applicable requirements of Section 280G(b)(5)(B) of the Code and the regulations promulgated thereunder.

(b) To the extent applicable, will submit to its respective stockholders for a vote all such waived payments in a manner such that, if such vote is adopted by such stockholders in a manner which satisfies the requirements of Section 280G(b)(5)(B) of the Code and the treasury regulations thereunder, including Q-7 of Section 1.280G-1 of such treasury regulations, no payment or benefit received by such “disqualified individual” would be a “parachute payment” for purposes of Section 280G of the Code (the “280G Approval”). Prior to the Effective Date, each of Voyager and its Subsidiaries, to the extent applicable, shall deliver to Harbor and Spinco evidence that a vote of the stockholders was solicited in accordance with the foregoing provisions of this Section 7.14 and that either (i) 280G Approval was obtained, or (ii) 280G Approval was not obtained, and as a consequence, the parachute payments subject to the Parachute Payment Waivers shall not be made or provided in accordance with such Parachute Payment Waivers. Voyager shall provide Harbor with drafts of all such solicitation materials and consents for review and comment prior to delivery to stockholders or disqualified individuals, as applicable (such review and comment not to be unreasonably withheld, conditioned or delayed).

Section 7.15 Survival and Indemnification. The provisions of Section 6.1 of the Distribution Agreement regarding the survival of covenants, obligations and agreements of the Parties shall apply to the covenants, obligations and agreements described in this Agreement as if they were set forth in the Distribution Agreement. Without limiting the generality of the Distribution Agreement, any Liabilities described in this Agreement as being assumed or retained by Harbor or a Harbor Entity shall be Excluded Liabilities, and any Liabilities described in this Agreement as being assumed or retained by Spinco or a Spinco Entity shall be Spinco Liabilities and, in each case, the provisions of the Distribution Agreement (including the indemnification provision of Section 6.3 of the Distribution Agreement) shall apply to such Liabilities.

[Signatures of the Parties on Next Page]

Confidential Treatment Requested by HS Spinco, Inc.

Pursuant to 17 C.F.R. Section 200.83

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed in their names by a duly authorized officer as of the date first written above.

HENRY SCHEIN, INC.

By:	/s/ Stanley Bergman
Name:	Stanley Bergman
Title:	Chairman of the Board and Chief Executive Officer

HS SPINCO, INC.

By:	/s/ Steven Paladino
Name:	Steven Paladino
Title:	Treasurer and Chief Financial Officer

DIRECT VET MARKETING, INC.

By:	/s/ Benjamin Shaw
Name:	Benjamin Shaw
Title:	President